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                                                                      EXHIBIT 99


                               APCO Argentina Inc.
                         One Williams Center, 23rd floor
                                 Tulsa, OK 74172


               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T




March 21, 2002



Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC 20549

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Apco Argentina Inc. has obtained a letter of representation from Arthur Andersen LLP stating that the December 31, 2001 audit was subject to their quality control system for the US accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen LLP to conduct the relevant portions of the audit.

Very truly yours,

APCO Argentina, Inc.

/s/ *Thomas Bueno
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Thomas Bueno, Director, Controller, Chief
Accounting Officer, and General Manager